Exhibit 99.1
ZENDESK ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

Highlights:
•Fourth quarter revenue increased 32% year-over-year to $375.4 million
•Fourth quarter GAAP operating loss of $48.1 million and non-GAAP operating income of $27.2 million
•Full year 2021 revenue increased 30% year-over-year to $1.339 billion
•Full year 2021 GAAP operating loss of $166.7 million and non-GAAP operating income of $100.7 million
SAN FRANCISCO – February 10, 2022 – Zendesk, Inc. (NYSE: ZEN) today reported financial results for the quarter and fiscal year ended December 31, 2021, and released a Shareholder Letter on its investor relations website at https://investor.zendesk.com.

Results for the Fourth Quarter 2021
Revenue was $375.4 million for the quarter ended December 31, 2021, an increase of 32% over the prior year period. GAAP net loss for the quarter ended December 31, 2021 was $61.9 million, and GAAP net loss per share (basic and diluted) was $0.51. Non-GAAP net income was $20.1 million, and non-GAAP net income per share was $0.17 (basic) and $0.16 (diluted). Non-GAAP net income excludes approximately $64.0 million in share-based compensation and related expenses (including $2.0 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $13.0 million of amortization of debt discount and issuance costs, $9.2 million of acquisition-related expenses, $1.8 million of amortization of purchased intangibles, $0.2 million of real estate impairments, and non-GAAP income tax effects and adjustments of $6.3 million. GAAP net loss per share for the quarter ended December 31, 2021 was based on 121.1 million weighted average shares outstanding (basic and diluted), and non-GAAP net income per share for the quarter ended December 31, 2021 was based on 121.1 million weighted average shares outstanding (basic) and 124.9 million weighted average shares outstanding (diluted).

Results for the Full Fiscal Year 2021
Revenue was $1.339 billion for the year ended December 31, 2021, an increase of 30% over the prior year period. GAAP net loss for the year ended December 31, 2021 was $223.6 million, and GAAP net loss per share (basic and diluted) was $1.87. Non-GAAP net income was $80.3 million, and non-GAAP net income per share was $0.67 (basic) and $0.63 (diluted). Non-GAAP net income excludes approximately $244.9 million in share-based compensation and related expenses (including $13.1 million of employer tax related to employee stock transactions and $1.6 million of amortization of share-based compensation capitalized in internal-use software), $51.1 million of amortization of debt discount and issuance costs, $13.9 million of acquisition-related expenses, $7.2 million of amortization of purchased intangibles, $1.3 million of real estate impairments, and non-GAAP income tax effects and adjustments of $14.5 million. GAAP net loss per share for the year ended December 31, 2021 was based on 119.6 million weighted average shares outstanding (basic and diluted), and non-GAAP net income per share for the year ended December 31, 2021 was based on 119.6 million weighted average shares outstanding (basic) and 126.8 million weighted average shares outstanding (diluted).

Outlook
As of February 10, 2022, Zendesk provided guidance for the quarter ending March 31, 2022 and for the year ending December 31, 2022.

For the quarter ending March 31, 2022, Zendesk expects to report:
•Revenue in the range of $381 - 387 million
•GAAP operating income (loss) in the range of $(65) - (59) million, which includes share-based compensation and related expenses of approximately $72 million, acquisition-related expenses of approximately $11 million, and amortization of purchased intangibles of approximately $2 million
•Non-GAAP operating income in the range of $20 - 26 million, which excludes share-based compensation and related expenses of approximately $72 million, acquisition-related expenses of approximately $11 million, and amortization of purchased intangibles of approximately $2 million
•Approximately 122 million weighted average shares outstanding (basic)
•Approximately 135 million weighted average shares outstanding (diluted), which is impacted by the adoption of a new accounting standard related to the treatment of convertible debt

For the full year ending December 31, 2022, Zendesk expects to report:

•Revenue in the range of $1.675 - 1.705 billion
•GAAP operating income (loss) in the range of $(221) - (201) million, which includes share-based compensation and related expenses of approximately $317 million, acquisition-related expenses of approximately $14 million, and amortization of purchased intangibles of approximately $7 million
•Non-GAAP operating income in the range of $117 - 137 million, which excludes share-based compensation and related expenses of approximately $317 million, acquisition-related expenses of approximately $14 million, and amortization of purchased intangibles of approximately $7 million
•Approximately 124 million weighted average shares outstanding (basic)
•Approximately 137 million weighted average shares outstanding (diluted), which is impacted by the adoption of a new accounting standard related to the treatment of convertible debt
•Free cash flow in the range of $165 - 195 million

This free cash flow guidance includes expected transaction costs of $14 - 17 million related to the proposed merger with Momentive Global Inc. (“Momentive”). We expect to incur additional transaction costs if the proposed merger closes, which would reduce the free cash flow and GAAP operating income (loss) guidance provided above.

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2022 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2022 is not available without unreasonable effort.

This guidance for diluted shares outstanding reflects the adoption of a new accounting standard in Q1 2022, which will increase the amount of diluted shares related to our convertible debt. Please refer to “About Non-GAAP Financial Measures” below for further details.

Zendesk’s estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments or restructurings, and no further revisions to share-based compensation and related expenses.

Shareholder Letter and Conference Call Information

The detailed Shareholder Letter is available at https://investor.zendesk.com and Zendesk will host a live video webcast at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, February 10, 2022 to discuss the results. The live video webcast can be accessed through Zendesk’s investor relations website at https://investor.zendesk.com. A replay of the webcast will be available for 12 months.

About Zendesk

Zendesk started the customer experience revolution in 2007 by enabling any business around the world to take their customer service online. Today, Zendesk is the champion of great service everywhere for everyone, and powers billions of conversations, connecting more than 100,000 brands with hundreds of millions of customers over telephony, chat, email, messaging, social channels, communities, review sites and help centers. Zendesk products are built with love to be loved. The company was conceived in Copenhagen, Denmark, built and grown in California, taken public in New York City, and today employs more than 5,000 people across the world. Learn more at www.zendesk.com.

References to Zendesk, the “Company,” “our,” or “we” in this press release refer to Zendesk, Inc. and its subsidiaries on a consolidated basis.

Forward-Looking Statements

This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) Zendesk’s ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (ii) the intensely competitive market in which Zendesk operates; (iii) the development of the market for software as a service business software applications; (iv) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; (v) Zendesk’s ability to effectively market and sell its products to larger enterprises; (vi) Zendesk’s ability to develop or acquire and market new products and to support its products on a unified, reliable shared services platform; (vii) Zendesk’s reliance on third-party services, including services for hosting, email, and messaging; (viii) Zendesk’s ability to retain key employees and attract qualified personnel, particularly in the primary regions Zendesk operates; (ix) Zendesk’s ability to effectively manage its growth and organizational change, including its international expansion strategy; (x) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (xi) Zendesk’s ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xii) real or perceived errors, failures, or bugs in Zendesk’s products; (xiii) potential service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xiv) Zendesk’s ability to securely maintain customer data and prevent, mitigate, and respond effectively to both historical and future data breaches; (xv) Zendesk’s ability to comply with privacy and data security regulations; (xvi) Zendesk’s ability to optimize the pricing for its solutions; (xvii) the risk that uncertainty about the proposed transaction with Momentive may adversely affect relationships with Zendesk’s customers, partners, suppliers, and employees, whether or not the transaction is completed; (xviii) the effect of the announcement of the proposed transaction on the ability of Zendesk to retain and hire key personnel; (xix) the risk that disruptions from the proposed transaction will harm Zendesk’s business, including current plans and operations; (xx) the risk of a potentially adverse reaction by Zendesk stockholders that oppose the proposed transaction; (xxi) potential litigation related to the proposed transaction and the resulting expense or delay; (xxii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the proposed transaction; (xxiii) the diversion of the attention of the management teams of Zendesk from their ongoing business operations; (xxiv) risks relating to the market value of Zendesk’s common stock to be issued in the proposed transaction; (xxv) the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Zendesk’s business, operations, revenue, cash flow, operating expenses, hiring, demand for their respective solutions, sales cycles, customer retention, and their respective customers’ businesses and industries; (xxvi) the failure to obtain stockholder or regulatory approvals in a timely manner or otherwise; (xxvii) the ability of Zendesk to successfully integrate Momentive’s operations and technologies; (xxviii) the ability of Zendesk to implement its plans, forecasts and other expectations with respect to its business after the completion of the transaction and realize expected synergies; (xxix) the ability to complete the proposed transaction within the time frame anticipated or at all; (xxx) the failure to realize the anticipated benefits of the proposed transaction or those benefits taking longer than anticipated to be realized; and (xxxi) other adverse changes in general economic or market conditions.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2021.

Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Condensed Consolidated Statements of Operations
(In thousands, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$375,365	$283,498	$1,338,603	$1,029,564
Cost of revenue	77,020	67,219	274,883	251,255
Gross profit	298,345	216,279	1,063,720	778,309
Operating expenses:
Research and development	103,328	71,134	352,049	255,400
Sales and marketing	184,205	142,897	679,801	512,339
General and administrative	58,887	57,041	198,554	166,469
Total operating expenses	346,420	271,072	1,230,404	934,208
Operating loss	(48,075)	(54,793)	(166,684)	(155,899)
Other income (expense), net:
Interest expense	(14,953)	(14,258)	(58,721)	(43,319)
Loss on early extinguishment of debt	—	—	—	(25,950)
Interest and other income (expense), net	207	(1)	8,637	12,751
Total other income (expense), net	(14,746)	(14,259)	(50,084)	(56,518)
Loss before (benefit from) provision for income taxes	(62,821)	(69,052)	(216,768)	(212,417)
(Benefit from) provision for income taxes	(966)	984	6,876	5,761
Net loss	$(61,855)	$(70,036)	$(223,644)	$(218,178)
Net loss per share, basic and diluted	$(0.51)	$(0.60)	$(1.87)	$(1.89)
Weighted-average shares used to compute net loss per share, basic and diluted	121,124	116,986	119,573	115,240

Condensed Consolidated Balance Sheets
(In thousands, except par value; unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$476,103	$405,430
Marketable securities	539,780	565,593
Accounts receivable, net of allowance for credit losses of $6,190 and $5,787 as of December 31, 2021 and 2020, respectively	273,898	199,243
Deferred costs	72,042	51,878
Prepaid expenses and other current assets	56,809	53,829
Total current assets	1,418,632	1,275,973
Marketable securities, noncurrent	559,652	428,678
Property and equipment, net	97,815	94,208
Deferred costs, noncurrent	72,553	52,731
Lease right-of-use assets	69,936	84,013
Goodwill and intangible assets, net	197,098	196,218
Other assets	35,593	25,458
Total assets	$2,451,279	$2,157,279

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$49,213	$15,428
Accrued liabilities	50,075	38,921
Accrued compensation and related benefits	138,127	103,437
Deferred revenue	512,933	378,935
Lease liabilities	21,253	23,533
Current portion of convertible senior notes, net	139,738	132,388
Total current liabilities	911,339	692,642
Convertible senior notes, net	979,350	935,576
Deferred revenue, noncurrent	4,277	4,423
Lease liabilities, noncurrent	63,212	85,275
Other liabilities	3,883	7,532
Total liabilities	1,962,061	1,725,448
Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,215	1,174
Additional paid-in capital	1,637,157	1,344,337
Accumulated other comprehensive (loss) income	(8,911)	3,203
Accumulated deficit	(1,140,243)	(916,883)
Total stockholders’ equity	489,218	431,831
Total liabilities and stockholders’ equity	$2,451,279	$2,157,279

Condensed Consolidated Statements of Cash Flows
(In thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities
Net loss	$(61,855)	$(70,036)	$(223,644)	$(218,178)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,657	9,645	37,610	42,247
Share-based compensation	61,584	50,147	230,185	182,204
Amortization of deferred costs	18,997	13,036	67,736	45,426
Amortization of debt discount and issuance costs	13,039	12,358	51,124	38,588
Loss on early extinguishment of debt	—	—	—	25,950
Real estate impairment	—	14,975	—	14,975
Allowance for credit losses on accounts receivable	659	1,686	6,858	10,136
Repayment of convertible senior notes attributable to debt discount	—	—	—	(38,637)
Other, net	3,440	7,909	4,681	5,602
Changes in operating assets and liabilities:
Accounts receivable	(91,205)	(47,910)	(87,472)	(80,945)
Prepaid expenses and other current assets	7,586	1,207	(1,799)	(1,909)
Deferred costs	(29,327)	(30,088)	(105,173)	(77,380)
Lease right-of-use assets	4,548	4,900	17,424	20,372
Other assets and liabilities	(5,613)	1,821	(9,501)	799
Accounts payable	14,399	5,404	32,703	(20,804)
Accrued liabilities	4,078	3,231	5,427	4,800
Accrued compensation and related benefits	18,396	20,206	34,455	38,458
Deferred revenue	71,754	55,028	136,464	59,397
Lease liabilities	(4,658)	(7,170)	(27,316)	(24,673)
Net cash provided by operating activities	35,479	46,349	169,762	26,428
Cash flows from investing activities
Purchases of property and equipment	(4,117)	(3,388)	(15,147)	(22,877)
Internal-use software development costs	(3,088)	(4,745)	(13,925)	(15,646)
Purchases of marketable securities	(244,986)	(148,289)	(963,622)	(849,656)
Proceeds from maturities of marketable securities	126,850	94,210	717,438	375,686
Proceeds from sales of marketable securities	25,612	24,581	127,607	130,087
Business combinations, net of cash acquired	—	—	(7,811)	—
Purchases of strategic investments	(4,000)	—	(5,000)	(1,500)
Proceeds from sales of strategic investments	—	—	1,008	1,577
Net cash used in investing activities	(103,729)	(37,631)	(159,452)	(382,329)
Cash flows from financing activities
Proceeds from issuance of 2025 convertible senior notes, net of issuance costs paid of $21,030	—	(20)	—	1,128,970
Purchase of capped calls related to 2025 convertible senior notes	—	—	—	(129,950)
Payments for 2023 convertible senior notes partial repurchase	—	—	—	(578,973)
Proceeds from capped calls related to 2023 convertible senior notes	—	—	—	83,040
Proceeds from exercises of employee stock options	3,169	4,532	22,058	29,123
Proceeds from employee stock purchase plan	11,373	11,541	48,509	40,454
Taxes paid related to net share settlement of share-based awards	(2,402)	(2,720)	(11,342)	(8,847)
Net cash provided by financing activities	12,140	13,333	59,225	563,817
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	(191)	(44)	46
Net (decrease) increase in cash, cash equivalents and restricted cash	(56,121)	21,860	69,491	207,962
Cash, cash equivalents and restricted cash at beginning of period	533,471	385,999	407,859	199,897
Cash, cash equivalents and restricted cash at end of period	$477,350	$407,859	$477,350	$407,859

Non-GAAP Results
(In thousands, except per share data)
The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of gross profit and gross margin
GAAP gross profit	$298,345	$216,279	$1,063,720	$778,309
Plus: Share-based compensation	5,957	4,990	21,004	20,068
Plus: Employer tax related to employee stock transactions	203	279	1,170	1,242
Plus: Amortization of purchased intangibles	1,205	2,737	4,655	7,987
Plus: Acquisition-related expenses	—	54	161	346
Plus: Amortization of share-based compensation capitalized in internal-use software	411	700	1,555	2,075
Non-GAAP gross profit	$306,121	$225,039	$1,092,265	$810,027
GAAP gross margin	79%	76%	79%	76%
Non-GAAP adjustments	3%	3%	3%	3%
Non-GAAP gross margin	82%	79%	82%	79%

Reconciliation of operating expenses
GAAP research and development	$103,328	$71,134	$352,049	$255,400
Less: Share-based compensation	(18,311)	(14,892)	(68,197)	(53,967)
Less: Employer tax related to employee stock transactions	(541)	(606)	(3,667)	(2,687)
Less: Acquisition-related expenses	(1,343)	(947)	(4,419)	(4,329)
Less: Amortization of share-based compensation capitalized in internal-use software	(17)	—	(68)	—
Non-GAAP research and development	$83,116	$54,689	$275,698	$194,417
GAAP research and development as percentage of revenue	28%	25%	26%	25%
Non-GAAP research and development as percentage of revenue	22%	19%	21%	19%

GAAP sales and marketing	$184,205	$142,897	$679,801	$512,339
Less: Share-based compensation	(26,040)	(21,329)	(98,688)	(74,796)
Less: Employer tax related to employee stock transactions	(645)	(764)	(4,838)	(3,687)
Less: Amortization of purchased intangibles	(642)	(652)	(2,568)	(2,692)
Less: Acquisition-related expenses	(33)	(87)	(407)	(1,233)
Non-GAAP sales and marketing	$156,845	$120,065	$573,300	$429,931
GAAP sales and marketing as percentage of revenue	49%	50%	51%	50%
Non-GAAP sales and marketing as percentage of revenue	42%	42%	43%	42%

GAAP general and administrative	$58,887	$57,041	$198,554	$166,469
Less: Share-based compensation	(11,276)	(8,936)	(42,296)	(33,373)
Less: Employer tax related to employee stock transactions	(587)	(440)	(3,385)	(2,354)
Less: Acquisition-related expenses	(7,860)	(876)	(8,959)	(1,814)
Less: Real estate impairments	(201)	(15,003)	(1,312)	(15,003)
Non-GAAP general and administrative	$38,963	$31,786	$142,602	$113,925
GAAP general and administrative as percentage of revenue	16%	20%	15%	16%
Non-GAAP general and administrative as percentage of revenue	10%	11%	11%	11%

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of operating income (loss) and operating margin
GAAP operating loss	$(48,075)	$(54,793)	$(166,684)	$(155,899)
Plus: Share-based compensation	61,584	50,147	230,185	182,204
Plus: Employer tax related to employee stock transactions	1,976	2,089	13,060	9,970
Plus: Amortization of purchased intangibles	1,847	3,389	7,223	10,679
Plus: Acquisition-related expenses	9,236	1,964	13,946	7,722
Plus: Amortization of share-based compensation capitalized in internal-use software	428	700	1,623	2,075
Plus: Real estate impairments	201	15,003	1,312	15,003
Non-GAAP operating income	$27,197	$18,499	$100,665	$71,754
GAAP operating margin	(13)%	(19)%	(12)%	(15)%
Non-GAAP adjustments	20%	26%	20%	22%
Non-GAAP operating margin	7%	7%	8%	7%

Reconciliation of net income (loss)
GAAP net loss	$(61,855)	$(70,036)	$(223,644)	$(218,178)
Plus: Share-based compensation	61,584	50,147	230,185	182,204
Plus: Employer tax related to employee stock transactions	1,976	2,089	13,060	9,970
Plus: Amortization of purchased intangibles	1,847	3,389	7,223	10,679
Plus: Acquisition-related expenses	9,236	1,964	13,946	7,722
Plus: Amortization of share-based compensation capitalized in internal-use software	428	700	1,623	2,075
Plus: Real estate impairments	201	15,003	1,312	15,003
Plus: Amortization of debt discount and issuance costs	13,039	12,358	51,124	38,588
Plus: Loss on early extinguishment of debt	—	—	—	25,950
Less: Income tax effects and adjustments	(6,318)	(2,501)	(14,481)	(10,993)
Non-GAAP net income	$20,138	$13,113	$80,348	$63,020

Reconciliation of net income (loss) per share, basic
GAAP net loss per share, basic	$(0.51)	$(0.60)	$(1.87)	$(1.89)
Non-GAAP adjustments to net loss	0.68	0.71	2.54	2.44
Non-GAAP net income per share, basic	$0.17	$0.11	$0.67	$0.55

Reconciliation of net income (loss) per share, diluted
GAAP net loss per share, diluted	$(0.51)	$(0.60)	$(1.87)	$(1.89)
Non-GAAP adjustments to net loss	0.67	0.71	2.50	2.41
Non-GAAP net income per share, diluted	$0.16	$0.11	$0.63	$0.52

Weighted-average shares used in GAAP per share calculation, basic and diluted	121,124	116,986	119,573	115,240

Weighted-average shares used in non-GAAP per share calculation
Basic	121,124	116,986	119,573	115,240
Diluted	124,939	124,781	126,780	121,301

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Computation of free cash flow
Net cash provided by operating activities	$35,479	$46,349	$169,762	$26,428
Plus: Repayment of convertible senior notes attributable to debt discount	—	—	—	38,637
Less: Purchases of property and equipment	(4,117)	(3,388)	(15,147)	(22,877)
Less: Internal-use software development costs	(3,088)	(4,745)	(13,925)	(15,646)
Free cash flow	$28,274	$38,216	$140,690	$26,542

Net cash provided by operating activities margin	9%	16%	13%	3%
Non-GAAP adjustments	(1)%	(3)%	(2)%	—%
Free cash flow margin	8%	13%	11%	3%

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-Based Compensation Capitalized in Internal-Use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as not necessarily reflective of operational performance during a period. Accordingly, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses. Acquisition-related expenses include costs associated with Zendesk's proposed acquisition of Momentive.

Real Estate Impairments: To support an increased percentage of remote teams, Zendesk records impairments for certain assets associated with leased properties, or portions thereof, that it ceases to occupy. Any losses and gains associated with these activities are generally unrelated to financial and operational performance in any particular period and Zendesk believes the exclusion of such losses and gains provides for a more useful comparison of operational performance in comparative periods that may or may not include such losses and gains.

Loss on Early Extinguishment of Debt: In March 2018, Zendesk issued $575 million aggregate principal amount of 0.25% convertible senior notes due in 2023 (the "2023 Notes"). In June 2020, Zendesk issued $1,150 million aggregate principal amount of 0.625% convertible senior notes due in 2025 (the "2025 Notes"). In connection with the offering of the 2025 Notes, Zendesk used $618 million of the net proceeds from the offering of the 2025 Notes to repurchase $426 million aggregate principal amount of the 2023 Notes in cash through individual privately negotiated transactions (the "2023 Notes Partial Repurchase"). Of the $618 million consideration, $393 million and $225 million were allocated to the debt and equity components, respectively. As of the repurchase date, the carrying value of the 2023 Notes subject to the 2023 Notes Partial Repurchase, net of unamortized debt discount and issuance costs, was $367 million. The 2023 Notes Partial Repurchase resulted in a $26 million loss on early debt extinguishment. As of December 31, 2021, $149 million of principal remains outstanding on the 2023 Notes. The loss on early extinguishment of debt is a non-cash item, and we believe the exclusion of this expense will provide for a more useful comparison of our operational performance in different periods.

Amortization of Debt Discount and Issuance Costs: The imputed interest rates of the 2023 Notes and the 2025 Notes were approximately 5.26% and 5.00%, respectively. This is a result of the debt discounts recorded for the conversion features of the Notes that are required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instruments. The debt discounts are amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk's current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ended December 31, 2021, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, plus repayment of convertible senior notes attributable to debt discount, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2022 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2022 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk’s cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management.

Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, acquisition-related expenses, loss on early extinguishment of debt, and real estate impairments, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related

GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

In August 2020, the Financial Accounting Standards Board issued ASU 2020-06, regarding ASC Topic 470 “Debt” and ASC Topic 815 “Derivatives and Hedging,” which amends the calculation of diluted earnings per share for certain convertible debt instruments, among other changes. Under the new standard, Zendesk will be required to use the “if-converted” method to calculate diluted earnings per share for its convertible debt, which assumes conversion of its convertible debt instruments at the beginning of the reporting period, with settlement entirely in shares of common stock, unless the result would be antidilutive. Historically, Zendesk calculated diluted earnings per share for its convertible debt using the “treasury stock” method, which assumes that the principal amount of convertible debt instruments is settled in cash. Accordingly, our diluted shares outstanding will increase under the new standard. We plan to adopt this standard in the first quarter of 2022. The total amount of shares underlying the convertible notes is approximately 13 million.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of logos, dollar-based net expansion rate, annual recurring revenue, the percentage of its annual recurring revenue from customer accounts with more than $250,000 in annual recurring revenue and number of customer accounts with more than $1 million in annual recurring revenue.

Zendesk's number of logos is a consolidation of paid customer accounts across our solutions, exclusive of Zendesk's legacy Starter plan, free trials, or other free services, as of the end of the period. A paid customer account is one individual billing relationship for subscription to our services. Zendesk calculates its logo number by consolidating paid customer accounts that share common corporate information as a single organization or customer may have multiple paid customer accounts across its solutions to service separate subsidiaries, divisions, or work processes. As of December 31, 2021, Zendesk had approximately 111,100 logos. Zendesk does not currently include in its logo metric logos associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, its Sell product, Sunshine Conversations, its legacy Smooch product, free trials, or other free services. We may from time to time refer to "customers" or "brands" in our publicly-available disclosures, each of which refers to our number of logos.

Zendesk’s dollar-based net expansion rate provides a measurement of our ability to increase revenue across our existing customer base through expansion of authorized agents associated with a logo, upgrades in subscription plans, and the purchase of additional products as offset by contraction and churn in authorized agents associated with a logo, and downgrades in subscription plans. Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, its legacy Sell product, legacy Sunshine Conversations, its legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate. Dollar-based net expansion rate is based upon our annual recurring revenue for a set of logos on Zendesk's products. Annual recurring revenue is determined by multiplying monthly recurring revenue by 12. Monthly recurring revenue is a legal and contractual determination made by assessing the contractual terms, as of the date of determination, as to the revenue we expect to generate in the next monthly period, assuming no changes to the subscription and without taking into account any usage above the subscription base, if any, that may be applicable to such subscription. Zendesk excludes the impact of revenue that it expects to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from its determination of monthly recurring revenue. Zendesk additionally excludes the impact of accounts that are free-trial accounts that did not result in paid subscriptions, and temporary coupons, such as short-term discounts that were applied to certain accounts due to the COVID-19 pandemic, from its annual recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other United States generally accepted accounting principles, or GAAP, financial measure over any period.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products from logos as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission.

Zendesk’s percentage of annual recurring revenue that is generated by customer accounts with more than $250,000 in annual recurring revenue is determined by dividing the total annual recurring revenue from customer accounts with more than $250,000 in annual recurring revenue from our products other than Sell and Sunshine Conversations as of the measurement date by the total annual recurring revenue for all customer accounts from our products other than Sell and Sunshine Conversations as of the measurement date. Zendesk determines the customer accounts with $250,000 in annual recurring revenue as of the measurement date based on the annual recurring revenue of a customer account at the measurement date. A "customer account" is based on an identifier tracked in our internal sales system as a separate and distinct buying entity.

Zendesk’s determines the number of customer accounts with more than $1 million in annual recurring revenue as of the measurement date based on the annual recurring revenue of a customer account (as defined above) at the measurement date.

Zendesk determines its bookings as the incremental additional annual recurring revenue from contracts that were entered into during the referenced fiscal quarter. Zendesk determines its net bookings as bookings less any annual recurring revenue lost from contracts which have not been renewed or a decrease in the level of paid services with our solutions over the referenced fiscal quarter.

Zendesk's annual revenue run rate is based on its revenue for the most recent applicable quarter. Zendesk annualizes such results to estimate its annual revenue run rate by multiplying the revenue for its most recent applicable quarter by four. Zendesk's annual revenue run rate is not a comprehensive statement of its financial results for such period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk's revenue for the most recent applicable quarter or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

Zendesk determines its average deal size by dividing the annual recurring revenue from bookings for our products other than Sell and Sunshine Conversations in a quarter by the number of deals that were entered into during that quarter.

Source: Zendesk, Inc.

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Zendesk, Inc.
Investor Contact:
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ir@zendesk.com

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